Exhibit 99

NETWORK EQUIPMENT TECHNOLOGIES ANNOUNCES
FINAL FINANCIAL RESULTS FOR FISCAL Q4 2007

Quarterly Revenue Grows 87 Percent From Prior Year

Fremont, CA, May 2, 2007 – Telecommunications equipment maker Network Equipment Technologies, Inc. (NYSE:NWK), today reported its results for the fourth quarter of fiscal 2007, ended March 30, 2007.

Total revenue in the fourth quarter was $25.0 million, up from $13.4 million in the fourth quarter of fiscal 2006. Product revenue in the fourth quarter was $21.3 million, up from $10.2 million in the fourth quarter of fiscal 2006, an increase of 110 percent.

At the end of the fourth quarter, NET vacated its former manufacturing building in Fremont, incurring a charge of $10.1 million in the quarter.  Of this charge, $5.4 million is related to the write-off of leasehold improvements and is non-cash.  The write-off assumes that the company will be able to sublease the facility; the amount of the write-off could change depending upon actual market conditions. The write-off will eliminate expenses on the operating statement of approximately $850,000 per quarter going forward.

Net loss for the fourth quarter was $9.5 million or $0.37 per share, compared to a net loss of $10.2 million or $0.41 per share in the fourth quarter of the prior fiscal year.

For the fiscal year, total revenue was $84.1 million, up from $69.8 million in fiscal 2006. Product revenue for the year was $72.8 million, up from $56.7 million in fiscal 2006. Net loss for the year was $16.2 million or $0.65 per share, compared to a net loss of $27.2 million or $1.10 per share in fiscal 2006.

Cash balances at the end of the fourth quarter and fiscal year were $90.1 million, compared to $84.9 million at the end of the prior quarter and $86.2 million at the end of the prior year.

“Throughout fiscal 2007, we executed on a plan to reduce expenses, preserve our cash, and roll out a new product strategy.  As a result, although we had some large non-recurring expenses this past quarter, today we are approaching profitability and we are cash flow positive from operations.  In addition, we introduced a suite of NX Series and VX Series products that enable interoperability and integration with existing networks for seamless migration to secure IP-based voice and data communications,” commented C. Nicholas Keating, President and CEO.  “Our VX1200 Unified Communications Gateway is now generally available and has received its first initial order for unified messaging and unified communications. In addition, version 1.2 of our NX5010 was made generally available today. We currently have more than 20 units of the NX5010 delivered and with this new release have received an order for eight more systems.”

“We have also made progress on the operational front. We recently expanded our relationship with CACI International, we obtained final acceptance from NATO on a significant network upgrade, and we have begun the transition to a new contract manufacturer,” Keating added.

Conference Call Information:
The Company will be hosting a conference call today to discuss these results at 5:30 p.m. ET. Please dial (800) 561-2813 or (617) 614-3529 and provide conference ID# 96823708 to access the call. The conference call will also be broadcast from http://ir.net.com.

A digital recording will be provided by telephone two hours after the completion of the conference call through midnight on May 9, 2007. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and enter conference ID# 59204530. The replay will also be available on the Company's website for one year.

About Network Equipment Technologies, Inc.
For nearly a quarter of a century, Network Equipment Technologies, Inc. (NET) has provided voice and data communications equipment for multi-service networks requiring high degrees of versatility, interoperability, security and performance. NET’s broad family of products are purpose-built for mixed-service, multi-protocol networks; bandwidth-sensitive site communications; high performance, security-sensitive transmissions; and converged communications. The Company’s NX (network exchange) and VX (voice exchange) products enable interoperability and integration with existing networks for seamless migration to secure IP-based voice and data communications.

Forward Looking Statements
This press release contains forward-looking statements relating to profitability, future sales, new products, and possible future operating results within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements are based on current expectations, forecasts and assumptions that involve risks and uncertainty that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could affect such results include our ability to commercialize new products and product enhancements in the near term, new competition and technological changes in the telecommunications industry, the performance of strategic partners and sales channels regarding product and marketing activities, and unanticipated or extraordinary expenses, as well as the factors identified in Network Equipment Technologies' most recent Annual Report on Form 10-K and most recent subsequent Quarterly Report on Form 10-Q. Network Equipment Technologies disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

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NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Quarter Ended		Fiscal Year Ended
	March 30, 2007	March 31, 2006	March 30, 2007	March 31, 2006
Revenue:
Product	$21,343	$10,173	$72,813	$56,712
Service and other	3,688	3,235	11,281	13,056
Total revenue	25,031	13,408	84,094	69,768
Costs of revenue:
Cost of product revenue	8,131	5,440	28,821	26,328
Cost of service and other revenue	3,026	2,841	10,249	11,665
Total cost of revenue	11,157	8,281	39,070	37,993
Gross margin	13,874	5,127	45,024	31,775
Operating expenses:
Sales and marketing	4,971	5,266	18,699	23,493
Research and development	5,685	5,901	21,432	23,235
General and administrative	3,574	3,225	13,129	11,265
Restructuring costs	10,187	1,096	10,183	2,921
Total operating expenses	24,417	15,488	63,443	60,914
Loss from operations	(10,543)	(10,361)	(18,419)	(29,139)
Other income (expense), net	19	(48)	(67)	(59)
Interest income, net	526	235	1,784	802
Loss before taxes	(9,998)	(10,174)	(16,702)	(28,396)
Income tax benefit	(513)	(10)	(508)	(1,161)
Net loss	$(9,485)	$(10,164)	$(16,194)	$(27,235)
Per share data:
Net loss:
Basic	$(0.37)	$(0.41)	$(0.65)	$(1.10)
Diluted	$(0.37)	$(0.41)	$(0.65)	$(1.10)
Common and common equivalent shares:
Basic	25,354	24,786	25,003	24,725
Diluted	25,354	24,786	25,003	24,725

NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 30, 2007	March 31, 2006
Assets
Cash and investments	$90,132	$86,221
Accounts receivable, net	14,822	9,705
Inventories	10,452	12,229
Prepaid expenses and other assets	3,242	3,407
Total current assets	118,648	111,562

Property and equipment, net	10,581	20,749
Other assets	4,790	4,367
Total assets	$134,019	$136,678
Liabilities and Stockholders' Equity
Accounts payable	$8,569	$6,061
Other current liabilities	15,274	13,092
Total current liabilities	23,843	19,153

Long term liabilities	3,886	673
7 1/4% convertible subordinated debentures	24,706	24,706
Stockholders' equity	81,584	92,146
Total liabilities and stockholders’ equity	$134,019	$136,678